Exhibit 10.16

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (the “Amendment”) is effective as of May 11, 2021, and is by and between HANKIN GROUP, a Pennsylvania limited partnership (“Landlord”) and CASTLE CREEK BIOSCIENCES, INC., a Delaware corporation (“Tenant”).

BACKGROUND

A. Landlord and Tenant (as successor in interest to Fibrocell Science, Inc., successor in interest to Isolagen, Inc.) are parties to a Lease for Combination Office/Warehouse dated April 6, 2005, as amended by an Amendment to Lease dated as of April 1, 2011 and a Second Amendment to Lease dated as of March 27, 2017 (as amended, the “Lease”) with respect to approximately 86,500 rentable square feet of space (the “Leased Space”) and a communications service system facility (“PCS Facility”) located at 405 Eagleview Boulevard in Eagleview Corporate Center, Route 100, Exton, Uwchlan Township, Chester County, Pennsylvania (the “Building”).

B. The expiration date of the Lease is March 31, 2023.

C. Landlord and Tenant desire to extend the term of the Lease and to make such other changes to the Lease upon the terms and conditions provided for in this Amendment.

NOW THEREFORE, the Landlord and Tenant for good and valuable consideration, each intending to be legally bound hereby, agree that the Lease is hereby amended and modified as follows:

1. Extension of Term. The Term of the Lease, which was previously scheduled to expire on March 31, 2023, is hereby extended for a period of ten (10) years (the “Extension Term”), commencing April 1, 2023 and expiring on March 31, 2033 (“Expiration Date”).

2. Minimum Annual Rent. Tenant shall pay Minimum Annual Rent at the times and in the manner set forth in the Lease and otherwise in accordance with the terms of the Lease and in accordance with the following schedule:

Lease Period	$/RSF (86,500 rsf)	Monthly Minimum Rent	Annualized Minimum Annual Rent
4/1/2021 – 3/31/2022*	$17.00	$122,541.67	$1,470,500.00
4/1/2022 – 3/31/2023	$19.20	$138,400.00	$1,660,800.00
4/1/2023 – 3/31/2024*	$24.15	$174,081.25	$2,088,975.00
4/1/2024 – 3/31/2025	$24.75	$178,406.25	$2,140,875.00
4/1/2025 – 3/31/2026	$25.39	$183,019.58	$2,196,235.00
4/1/2026 – 3/31/2027	$25.99	$187,344.58	$2,248,135.00
4/1/2027 – 3/31/2028	$26.64	$192,030.00	$2,304,360.00
4/1/2028 – 3/31/2029	$27.31	$196,859.58	$2,362,315.00
4/1/2029 – 3/31/2030	$27.99	$201,761.25	$2,421,135.00
4/1/2030 – 3/31/2031	$28.69	$206,807.08	$2,481,685.00
4/1/2031 – 3/31/2032	$29.41	$211,997.08	$2,543,965.00
4/1/2032 – 3/31/2033	$30.15	$217,331.25	$2,607.975.00

*	See Section 3 below.

3. Abatement.

(a) Provided that there is no Event of Default by Tenant then occurring pursuant to the terms of the Lease beyond all applicable notice and cure periods, Minimum Annual Rent, but not Tenant’s Proportionate Share of annual Real Estate Taxes and Operating Expenses, shall be abated during the first four (4) calendar months following execution of this Amendment (the “2021 Abatement Period”) in the amount of $122,541.67 per month (the “2021 Abated Minimum Annual Rent”). Should there occur an Event of Default by Tenant beyond all applicable notice and cure periods during such 2021 Abatement Period, Landlord shall be entitled to recover from Tenant (in addition to all other rights and remedies available to Landlord) all 2021 Abated Minimum Annual Rent.

(b) Provided that there is no Event of Default by Tenant then occurring pursuant to the terms of the Lease beyond all applicable notice and cure periods, Minimum Annual Rent, but not Tenant’s Proportionate Share of annual Real Estate Taxes and Operating Expenses, shall be abated during the months of April, 2023; May, 2023; and June, 2023 (the “2023 Abatement Period”) in the amount of $174,081.25 per month (the “2023 Abated Minimum Annual Rent”). Should there occur an Event of Default by Tenant beyond all applicable notice and cure periods during such 2023 Abatement Period, Landlord shall be entitled to recover from Tenant (in addition to all other rights and remedies available to Landlord) all 2023 Abated Minimum Annual Rent.

4. Additional Rent. Tenant shall continue to pay all Additional Rent, including but not limited to Tenant’s Proportionate Share of annual Real Estate Taxes and Operating Expenses, at the times and in the manner as set forth in the Lease, subject to adjustments and reconciliation, as set forth in the Lease.

5. Improvements.

(a) Following execution of this Amendment, Tenant shall enter into one or more construction contracts (each a “Construction Contract”) with Hankin Commercial Construction Company d/b/a Eagleview Commercial Construction Company (the “Contractor”) as general contractor who shall perform and manage the construction of the alterations and improvements in the Leased Space conforming to the Approved Tenant Improvement Plans, as such term is hereinafter defined (the “Improvements”). Tenant’s specifications and plans for the Improvements to the Leased Space (the “Improvement Plans”) shall be prepared by Tenant’s architect, which architect shall be subject to the approval by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. Landlord hereby approves Jacobs Wyper Architects as Tenant’s architect. Such Improvement Plans will be prepared in sufficient detail to permit Contractor to construct the Improvements, and shall include partition layout (dimensioned), door location and door schedule including hardware, reflected ceiling plan, telephone and electrical outlets with locations (dimensioned), special electrical, HVAC and/or plumbing work, mechanicals, special loading requirements, such as the location of special equipment, openings in the walls or floors, all necessary sections and details for special equipment and fixtures, and finishes including, without limitation, carpentry and millwork, floor coverings, wall coverings, color schedules, and any other special finishes. The Improvement Plans shall be prepared in accordance with applicable laws and code requirements and in accordance with the terms of the Lease (including Sections 8 and 9, as amended). Within ten (10) business days of Landlord’s receipt of the Improvement Plans, Landlord shall notify Tenant as to whether Landlord approves of the Improvement Plans, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord’s failure to notify Tenant in writing within such ten (10) business day period will constitute Landlord’s approval thereof. Upon approval or deemed approval by Landlord, the Improvement Plans shall become final and shall not be materially changed without Landlord’s further approval, which shall not be unreasonably withheld, conditioned or delayed, and shall be subject to the same timeframe for approval and deemed approval as provided above (as finally approved, the “Approved Tenant Improvement Plans”). The parties agree that (i) Contractor is approved as the general contractor, (ii) Tenant shall have the right to require the use of certain sub-contractors to perform certain specialty work related to the lab improvements in the Leased Space, subject to the approval of Landlord, which approval shall not be unreasonably withheld, delayed or conditioned;

and (iii) the sub-contractors identified on Exhibit A attached hereto are approved by Landlord and Tenant. Landlord’s consent shall not be considered to be unreasonably withheld if any such sub-contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of the Lease, (iii) does not have the ability to be bonded for the work in an amount of no less than 125% of the total estimated cost of the portion of the Improvement work which such sub-contractor is performing, or (iv) is not licensed as a contractor in the state/municipality in which the Leased Space is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a sub-contractor.

(b) Provided that there is no Event of Default by Tenant then occurring pursuant to the terms of the Lease or this Amendment beyond all applicable notice and cure periods, effective on and after execution of this Amendment, Landlord agrees to contribute the sum of $500,000 (the “2021 Allowance”) to be applied towards the cost of the general fit-out Improvements (i.e., carpet and paint, but specifically excluding any lab improvements), provided that Tenant provides Landlord with the documentation set forth in Section 5(e) below.

(c) Provided that there is no Event of Default by Tenant then occurring pursuant to the terms of the Lease or this Amendment beyond all applicable notice and cure periods, and that Tenant has paid to Contractor at least $5,000,000 towards construction of the Improvements (which sum may not include any costs or expenses applied towards equipment or any portion of the 2021 Allowance previously utilized), on and after April 1, 2022, Landlord agrees to contribute (by way of payment directly to Contractor) the sum of $2,000,000 (the “2022 Allowance”) to be applied towards the cost of the Improvements (including, but not limited to, the cost of preparing design and construction documents and mechanical and electrical plans for the Improvements, the cost of city permits, and for hard costs in connection with the Improvements), provided that Tenant provides Landlord with the documentation set forth in Section 5(e) below. Notwithstanding the foregoing, Landlord shall not be required to pay to Contractor nor shall Tenant be entitled to any portion of the 2022 Allowance unless and until the later of the following has occurred (i) April 1, 2022 or (ii) Tenant has paid to Contractor at least $5,000,000 for construction of the Improvements as set forth above.

(d) Provided that there is no Event of Default by Tenant then occurring pursuant to the terms of the Lease or this Amendment beyond all applicable notice and cure periods, and that Tenant has paid to Contractor at least an additional $8,000,000 towards construction of the Improvements to the Leased Space (which sum may not include any costs or expenses applied towards equipment nor any portion of the 2021 Allowance or 2022 Allowance previously utilized), on and after April 1, 2023, Landlord agrees to contribute (by way of payment directly to Contractor) the sum of $3,500,000 (the “2023 Allowance”, together with the 2021 Allowance and the 2022 Allowance, sometimes hereinafter collectively referred to as the “Allowance”) to be applied towards the cost of the Improvements (including, but not limited to, the cost of preparing design and construction documents and mechanical and electrical plans for the Improvements, the cost of city permits, and for hard costs in connection with the Improvements), provided that Tenant provides Landlord with the documentation set forth in Section 5(e) below. Notwithstanding the foregoing, Landlord shall not be required to pay to Contractor nor shall Tenant be entitled to any portion of the 2023 Allowance unless and until the later of the following has occurred (i) April 1, 2023 or (ii) Tenant has paid to Contractor at least an additional $8,000,000 for construction of the Improvements as set forth above. Notwithstanding satisfaction of the conditions set forth in the prior sentence, Landlord shall be permitted, in Landlord’s sole but reasonable discretion, to withhold up to $2,500,000 of the 2023 Allowance until such time as Landlord determines that Tenant’s financial strength is adequate to satisfy Tenant’s monetary obligations under the Lease.

(e) Any portion of the Allowance to be applied toward the cost of the Improvements, shall be paid directly to Contractor within thirty (30) days following receipt by Landlord of (1) receipted bills covering all labor and materials expended and used in the Improvements; (2) full and final/partial waivers of lien (as appropriate); and (3) the certification of Tenant’s architect and engineer of design that the Improvements have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable Laws, codes and ordinances. The Allowance shall be disbursed in the amount reflected on the receipted bills meeting the requirements above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance towards the cost of the Improvements during the continuance of an uncured Event of Default by Tenant under the Lease, and Landlord’s obligation to disburse or apply the Allowance shall only resume when and if such Event of Default is cured.

(f) Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Improvements and/or Allowance.

(g) Each Construction Contract shall set forth the Improvements to be completed pursuant to such Construction Contract. In addition, each Construction Contract shall include a schedule (each a “Schedule”) created by Contractor, Landlord and Tenant (working in good faith) establishing an estimated completion date for the Improvements covered by such Construction Contract (each a “Target Completion Date”). Contractor shall work diligently and in good faith to complete the Improvements contained in each Construction Contract by the Target Completion Date established on the Schedule for the specific Construction Contract. With respect to each Construction Contract, Contractor shall be entitled to collect and deduct from the Allowance paid pursuant to such Construction Contract a contractor’s fee in an amount equal to 7% of the total cost of the Improvements (i.e. the Cost of Work as defined in the then current edition of the AIA Standard Form of Agreement between Owner and Contractor) applicable to the Construction Contract, which Cost of Work shall specifically exclude any amounts paid towards specialty equipment purchased and installed and warranted by Tenant and any fines or penalties assessed against the project resulting from violations of applicable laws and codes, including without limitation, OSHA, by Contractor or any of its sub-contractors or suppliers within Contractor’s control. Contractor will cause the construction of the Improvements under each Construction Contract to commence in accordance with the Schedule and shall Substantially Complete the Improvements on the Schedule on or before the date which is thirty (30) days following the date specified on the Schedule (subject to automatic extension for any delay cause by Force Majeure or Tenant Delay) (the “Target Date”). In the event that the Improvements for a Construction Contract are not Substantially Complete within thirty (30) days of the Target Date (“Outside Completion Date”) of such Construction Contract, Contractor’s contractor fee shall be automatically reduced by 1% on the first day following the Outside Completion Date and again, if applicable, by an additional 1% each for thirty (30) day period thereafter until such Improvements have been Substantially Completed. Notwithstanding anything to the contrary, each Construction Contract and its related Schedule shall be applicable only to those Improvements contained therein.

(h) As used herein, (i) “Force Majeure” shall mean matters outside of Contractor’s reasonable control including, but not limited to the following: strikes, lockout, or labor disputes; failure or interruption of or delay in the availability of any one or more public utilities at the Building for the use of Contractor or its sub-contractors; delays due to governmental regulation or actions or inaction of local, state or federal governments [including, without limitation, any extraordinary delays in issuing building permits, certificates of occupancy or other similar permits or certificates]; riots, acts of the public enemy, war, invasion, insurrection, mob violence, sabotage or malicious mischief; storm, flood, unusually severe weather or acts of God; fire, explosion, or casualty; inability to procure, or general shortages of, labor, equipment, facilities, materials or supplies; failure of transportation, epidemics, quarantine restrictions, freight embargoes, or any other cause event or circumstance, whether similar or dissimilar, beyond Contractor’s control; (ii) “Substantially Complete”, “Substantial Completion” or words of similar import shall mean that any work to be performed by Contractor pursuant to a specific Construction Contract has been completed in accordance with the Approved Tenant Improvement Plans, but for minor or insubstantial details of construction, mechanical adjustment or decoration (the absence of which will not unreasonably interfere with the conduct of business in the Leased Space), and (iii) “Tenant Delay” shall mean any act or omission by Tenant or its agents, employees, invitees or contractors which delays the performance of the Improvements, including but not limited to (1) any failure by Tenant to submit plans or other deliverables when due, (2) any failure or unreasonable delay by Tenant in supplying information or giving authorizations or approvals, (3) any delays resulting from changes made by or requested by Tenant to the Approved Tenant Improvement Plans for the Improvements, (4) any delays resulting from the performance of any work by or on behalf of Tenant (other than work performed on behalf of Tenant by the Contractor), (5) any delays resulting from non-compliance with Tenant’s obligations required by the Lease, and (6) any delays resulting from the performance of any portion of the Improvements which, by its nature, may require a longer period for construction and completion than do standard finishes, whether by reason of delays in Landlord’s receipt of specially ordered or fabricated materials selected by Tenant or the intricacies and/or time consuming nature of actually performing the work or otherwise; provided, however, that any such delays shall only be considered a Tenant Delay if Landlord notifies Tenant that Landlord is unable to obtain such long lead-time or specially ordered or fabricated items in a timely manner and Tenant elects to proceed with said item. If Contractor is delayed in the performance of the Tenant Improvements as a result of a Tenant Delay, the Improvements shall be deemed to be Substantially Complete on the date that the Improvements could reasonably have been expected to be Substantially Completed absent such Tenant Delay.

(i) Notwithstanding anything to the contrary contained herein, upon completion of any Improvements, such Improvements (specifically excluding any equipment installed as part of the lab improvements) shall be deemed the Property of Landlord for purposes of depreciation and otherwise.

(j) At all times and in addition to any and all other terms of the Lease, Landlord and Tenant will each use all commercially reasonable efforts to, and to have its respective consultants and contractors, coordinate with each other and the consultants and contractors of the other, and to maintain a ready dialogue and flow of information in a timely manner according to the committed delivery and completion dates set forth in this Lease.

6. Roof Improvements. Landlord, at Landlord’s cost and expense, shall replace the existing roof of the Building with a new roof of substantially similar quality. Landlord and Tenant acknowledge that because of the nature of Tenant’s use of the Leased Space and the complexities of the installations related to the lab improvements, the roof replacement shall be performed by Landlord in up to three (3) phases (each a “Roof Phase”). Each Roof Phase shall be installed in accordance with a mutually agreed upon schedule created by Landlord, Contractor and Tenant working in good faith to avoid interference with the construction of the Improvements. In the event that Tenant or any contractor engaged by or on behalf of Tenant (other than Contractor) damages any portion of the roof in the performance of the Improvements or otherwise, Tenant shall be responsible for any costs or expenses incurred by Landlord to repair such damage and shall reimburse Landlord for such costs upon written demand from Landlord.

7. Options to Extend.

(a) Provided that Landlord has not given Tenant notice of default more than two (2) times following the date of execution of this Amendment, and there then exists no Event of Default by Tenant under the Lease nor any event that with the giving of notice and/or the passage of time would constitute an Event of Default, Tenant shall have the right and option to extend the Term for two (2) additional periods of sixty (60) months each (i.e., the first extension term shall commence on April 1, 2033 and shall expire on March 31, 2038, and the second extension term shall commence on April 1, 2038 and shall expire on March 31, 2043). Tenant shall exercise its right by giving Landlord prior written notice, not sooner than fifteen (15) nor later than twelve (12) months in advance of then scheduled expiration of the Term, of Tenant’s election to extend the Term (i.e., not sooner than December 31, 2031 or later than March 31, 2032 for the first extension term, and not sooner than December 31, 2036 or later than March 31, 2037 for the second extension term). The parties agree that time is of the essence and that this option is personal to Tenant and is non-transferable to any assignee or sublessee (regardless of whether any such assignment or sublease was made with or without Landlord’s consent) or other party.

(b) Any such extension shall be under the same terms and conditions as provided in the Lease except that: (1) the Minimum Annual Rent payable by Tenant shall be at the then fair market value (and in no event less than the Minimum Annual Rent payable during the immediately preceding Term) and (2) upon exercise of the second option to extend, there shall be no further options to extend.

(c) For the purposes of this Lease, the term “fair market value” shall mean Landlord’s reasonable determination of fair market value of rent for office/laboratory/warehouse buildings in the Eagleview Corporate Center. Landlord shall notify Tenant in writing within thirty (30) days after Tenant’s exercise of its option to extend as to Landlord’s determination of such fair market value rent. Following receipt of Landlord’s determination of fair market value rent, Tenant shall, for a period of fifteen (15) days following such receipt, have the right to seek an adjustment in Landlord’s determination of fair market value rent. Thereafter, Tenant shall execute a lease renewal agreement in form prescribed by Landlord and reasonably acceptable to Tenant utilizing either Landlord’s determination or any subsequent mutually agreed upon determination of fair market value within thirty (30) days after Tenant’s receipt of Landlord’s notice; provided, however, if Tenant does not exercise its option to extend by the date set forth above, or having exercised its option, does not execute a lease renewal agreement within the time period required above, then Tenant shall be deemed to have revoked its option to extend, and the Lease shall terminate, without further options to extend, at the expiration of the then current Term.

(d) The provisions of this Section 7 supersede in their entirety the provisions of Section 45 of the Current Lease as previously amended by Section 2 of the first Amendment to Lease , which is hereby agreed to be void and of no further force and effect.

8. Force Majeure. Section 26 of the Lease is hereby amended and restated as follows:

The time periods for performance of each party’s obligations (including without limitation, construction obligations) under any of the terms of this Lease shall be extended for periods of time resulting from an event of Force Majeure “Force Majeure” shall mean matters outside of the performing party’s reasonable control including, but not limited to the following: strikes, lockout, or labor disputes; failure or interruption of or delay in the availability of any one or more public utilities at the Building for the use of performing party or its contractors or sub-contractors; delays due to governmental regulation or actions or inaction of local, state or federal governments [including, without limitation, any extraordinary delays in issuing building permits, certificates of occupancy or other similar permits or certificates]; riots, acts of the public enemy, war, invasion, insurrection, mob violence, sabotage or malicious mischief; storm, flood, unusually severe weather or acts of God; fire, explosion, or casualty; inability to procure, or general shortages of, labor, equipment, facilities, materials or supplies; failure of transportation, epidemics, quarantine restrictions, freight embargoes, or any other cause event or circumstance, whether similar or dissimilar, beyond the performing party’s control. Force Majeure shall not apply, however, to any monetary obligations hereunder.”

9. Confession of Judgment. Section 23 of the Lease is hereby ratified and restated as follows:

Section 23. CONFESSION OF JUDGMENT:

UPON AN EVENT OF DEFAULT, TENANT HEREBY AUTHORIZES AND EMPOWERS ANY PROTHONOTARY OR ATTORNEY OF ANY COURT OF RECORD TO APPEAR FOR TENANT IN ANY AND ALL ACTIONS FOR RENT IN ARREARS OR TREATED AS IF IN ARREARS AND CHARGES, WHETHER OR NOT PAYABLE AS RENT, AND TO CONFESS JUDGMENT AGAINST TENANT FOR ALL ARREARS OR SUCH SUMS TREATED AS IF IN ARREARS AND THE SAID CHARGES, AND FOR INTEREST AND COSTS, TOGETHER WITH AN ATTORNEY’S COMMISSION OF TEN PER CENT (10%) OF THE AGGREGATE OF THE FOREGOING SUMS AND CHARGES. SUCH AUTHORITY SHALL NOT BE EXHAUSTED BY ONE EXERCISE THEREOF, BUT JUDGMENT MAY BE CONFESSED FROM TIME TO TIME AS OFTEN AS ANY RENT IN ARREARS OR RENT TREATED AS IF IN ARREARS OR CHARGES FALL DUE AND ARE NOT PAID. SUCH POWERS MAY BE EXERCISED DURING AS WELL AS AFTER THE EXPIRATION OR TERMINATION OF THE TERM AND DURING, AND AT ANY TIME, AFTER ANY EXTENSION OR RENEWAL OF THE TERM

WHEN THE LEASE SHALL BE TERMINATED BY COVENANT OR CONDITION BROKEN, EITHER DURING THE ORIGINAL TERM OR ANY RENEWALS OR EXTENSIONS THEREOF, AND ALSO WHEN AND AFTER THE TERM HEREBY CREATED OR, ANY RENEWAL OR EXTENSION THEREOF SHALL HAVE EXPIRED, IT SHALL BE LAWFUL FOR ANY ATTORNEY OF ANY COURT OF RECORD AS ATTORNEY FOR TENANT TO CONFESS JUDGMENT IN EJECTMENT AGAINST TENANT AND ALL PERSONS CLAIMING UNDER TENANT, AND A JUDGMENT FOR THE RECOVERY BY LANDLORD OF POSSESSION MAY ISSUE FORTHWITH WITHOUT ANY PRIOR WRIT OR PROCEEDINGS WHATSOEVER. IF FOR ANY REASON AFTER SUCH ACTION SHALL HAVE BEEN COMMENCED, IT SHALL BE CANCELED OR SUSPENDED AND POSSESSION OF THE LEASED SPACE REMAINS IN OR IS RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT UPON ANY SUBSEQUENT EVENT OF DEFAULT OR TERMINATION OF THE LEASE, OR ANY RENEWAL OR EXTENSION HEREOF, TO BRING ONE OR MORE ACTIONS IN CONFESSION OF JUDGMENT FOR EJECTMENT AS HEREINBEFORE SET FORTH TO RECOVER POSSESSION OF THE LEASED SPACE. IF IN ANY ACTION TO CONFESS JUDGMENT IN EJECTMENT, LANDLORD SHALL CAUSE TO BE FILED IN SUCH ACTION AN AFFIDAVIT SETTING FORTH THE FACTS NECESSARY TO AUTHORIZE THE ENTRY OF JUDGMENT AND IF A TRUE COPY OF THIS INSTRUMENT (AND THE TRUTH OF THE COPY STATED IN SUCH AFFIDAVIT SHALL BE SUFFICIENT PROOF) BE FILED IN SUCH ACTION, IT SHALL NOT BE NECESSARY TO FILE THE ORIGINAL AS A

WARRANT OF ATTORNEY, ANY LAW, RULE OF COURT, CUSTOM OR PRACTICE TO THE CONTRARY NOTWITHSTANDING. TENANT EXPRESSLY RELEASES TO LANDLORD, AND TO ANY AND ALL ATTORNEYS WHO MAY APPEAR FOR TENANT, ALL ERRORS IN THE SAID PROCEEDINGS, AND ALL LIABILITY THEREFOR. TENANT EXPRESSLY WAIVES THE BENEFIT OF ALL LAWS, NOW OR HEREAFTER IN FORCE, EXEMPTING ANY GOODS WITHIN THE LEASED SPACE OR ELSEWHERE FROM DISTRAINT, LEVY OR SALE.

CASTLE CREEK BIOSCIENCES, INC.

By:
Name/Title:

10. Miscellaneous.

(a) This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, and the Lease set forth the entire agreement between the parties with respect to the matters set forth herein. This Amendment shall be binding upon and shall inure to the benefit of Landlord and Tenant and their respective legal representatives, successors and assigns. There have been no additional oral or written representations or agreements. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity, other than Tenant’s accountants, lenders, attorneys, investors, shareholders, officers and employees on a need-to-know basis, or by court order or applicable law, without obtaining the express written consent of Landlord, which consent shall not be unreasonably delayed, conditioned or delayed.

(b) Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

(c) In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

(d) Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Neither party shall not be bound by this Amendment until both parties have executed and delivered the same.

(e) The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment. The recitals of this Amendment are incorporated into this Amendment as if set forth in full.

(f) Tenant hereby represents to Landlord that Tenant has dealt with no broker, agent or finder in connection with this Amendment except for Newmark Knight Frank (“Broker”) who shall be compensated by Landlord pursuant to the terms of a separate brokerage agreement. Tenant agrees to indemnify and hold Landlord, its members, managers, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers, agents or finders, other than Broker, claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker, agent or finder in connection with this Amendment except for Broker. Landlord agrees to indemnify and hold Tenant, its shareholders, members, managers, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents harmless from all claims of any brokers, agents or finders, other than Broker, claiming to have represented Landlord in connection with this Amendment.

(g) Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

(h) This Amendment may be executed in counterparts and shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties. Transmission of a facsimile or by email of a pdf copy of the signed counterpart of this Amendment shall be deemed the equivalent of the delivery of the original, and any party so delivering a facsimile or pdf copy of the signed counterpart of this Amendment by email transmission shall in all events deliver to the other party an original signature promptly upon request.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, Landlord and Tenant have executed this Amendment the day and year first above written.

TENANT:

CASTLE CREEK BIOSCIENCES, INC.

By:	/s/ Matthew J. Gantz
Name:
Title:

LANDLORD:

HANKIN GROUP, a Pennsylvania limited partnership, its joint venture partner
By: The Hankin Group, Inc., its general partner

By:	/s/ Michael Hankin

EXHIBIT A

PRE-APPROVED SUBCONTRACTORS

•	Wm H Clinger (electrical) preferred

•	H.B Frazer (electrical)

•	Johnson Controls (mech)

•	H Goldner (mech) preferred

•	Burns Mechanical (mech)

•	E Menold (sheet metal)

•	Wayman Fire Protection (sprinkler)

•	HMS (carpentry)